SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12
Franklin Limited Duration Income Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
[X] No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
[  ] Fee paid previously with preliminary proxy materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
____________________________________________________________
2) Form, Schedule or Registration Statement No.:
____________________________________________________________
3) Filing Party:
____________________________________________________________
4) Date Filed:
____________________________________________________________

Key Objections to Page 2 of Saba's October 7 Presentation to ISS

FRANKLIN TEMPLETON INVESTMENTS

Saba again is cherry-picking performance data and the peer universe.

- As we have said before, one has to look at the entire standardized performance history over multiple time periods to assess management effectiveness, not just one (random) time period that fits Saba's story. Nevertheless, FTF still outperforms its official blended benchmark index on an NAV basis during this time period.
- Saba's starting point was a time when FTF and (its peers) were trading at a premium to NAV, making price return comparisons unfavorable to Saba's arbitrary blended benchmark given that most closed-end funds are now trading a discounts.
- Saba continued their arbitrary peer group comparisons, this time in a more egregious way. As you can see in the table on the next slide only three of the funds included in their list are in the same peer group as FTF.
- We touched on our original peer groupings in our original presentation but this is a clear example of a random grouping of funds for comparison.
- Even during Saba's cherry-picked period on their cherry-picked benchmark, on an NAV basis, FTF outperformed Saba's arbitrary benchmark quite handily.
- Saba does not appear to use SEC standardized average and annualized returns; instead their data is based on cumulative returns, and their comparisons are to FTF's market return and not to NAV return.

Please refer to Page 6 for Performance Disclosures

2

Key Objections to Page 2 of Saba's October 7 Presentation to ISS (cont'd)

FRANKLIN TEMPLETON INVESTMENTS

Saba's List	Name	Lipper Category
PDI	PIMCO Dynamic Income	Global Income
PGP	PIMCO Global StocksPLUS & Income	Option Arb/Option Strat
PCF	Putnam High Income Securities	Convertible Securities
TSI	TCW Strategic Income	Income & Pref Stock
DHY	Credit Suisse High Yield Bond	High Yield Funds (Leveraged)
BHL	BlackRock Defined Opps Credit	Loan Participation
ISD	Prudential Sht Duration High Yield	High Yield Funds (Leveraged)
BGH	Barings Global Short Duration High Yield	High Yield Funds (Leveraged)
HNW	Pioneer Diversified High Inc	High Yield Funds (Leveraged)
AFT	Apollo Senior Floating Rate	Loan Participation
BLW	BlackRock Limited Duration Inc	High Yield Funds (Leveraged)
FRA	BlackRock Float Rate Strat	Loan Participation
EFR	EV Senior Floating Rate	Loan Participation
DSU	BlackRock Debt Strategies Fund	High Yield Funds (Leveraged)
PHD	Pioneer Floating Rate Trust	Loan Participation
EVV	EV Limited Duration Income	General Bond Funds
ERC	Wells Fargo Multi-Sec Income	General Bond Funds
GFY	Western Asset Variable Rate Strategic	Global Income
BGX	Blackstone/GSO LS Credit Income	Loan Participation
BGB	Blackstone/GSO Strategic Credit	Loan Participation
EVF	EV Senior Income Trust	Loan Participation
FHY	First Trust Strategic High Income II	High Yield Funds (Leveraged)
GHY	Prudential Global Short Duration High	High Yield Funds (Leveraged)
CIK	Credit Suisse Asset Mgmt Income	High Yield
EVG	EV Short Duration Diversified	Global Income
DUC	Duff Phelps Utility&Corp Bond	General Bond Funds
PHT	Pioneer High Income Trust	High Yield Funds (Leveraged)

2

Key Objections to Page 3 of Saba's October 7 Presentation to ISS

FRANKLIN TEMPLETON INVESTMENTS

- While <u>some</u> liquidations have seen minimal impact to NAV, it is not something that is done without risk.
- Selling a large number/amount of bonds in a short period of time can (but is not guaranteed to) lead to losses if selling below prices used for the NAV.
- This is common in bank loans and high yield markets. There will always be examples of times when that wasn't the case but it is a material risk to shareholders.

4

Key Summary Points

FRANKLIN TEMPLETON INVESTMENTS

- FTF has delivered on its objective of providing attractive income, with a secondary goal of capital appreciation. Additionally, the full performance history is competitive when compared to either the Fund's benchmark or peers.

- Saba cherry picked both peer universes and time periods for performance comparison which leads to an incomplete conclusion around the fund's performance.

- The current Fund discount has been below 10% for most of 2016 and has been in-line with the peer group average over the longer time periods.

- The Board has proactively taken steps to address the discount including establishing a Discount Narrowing Program, comprised of a discount monitoring program and authorization for discretionary open-market share repurchases by the Fund (the share repurchase program has commenced). Additional details on this plan were provided previously.

Please refer to Page 6 for Performance Disclosures

5

Performance Disclosures

Performance data represents past performance, which does not guarantee future results. *Please call Franklin Templeton Investments at (800) DIAL BEN or visit franklintempleton.com for the Fund's long-term performance record and most recent month-end performance. The Fund's investment return and principal value will fluctuate, and you may have a gain or loss when you sell your shares.*

The Fund's blended benchmark index consists of 1/3 Barclays U.S. Mortgage-Backed Securities Index, 1/3 Credit Suisse Leveraged Loan Index and 1/3 Credit Suisse High Yield Index. Indexes are unmanaged and one cannot invest directly in an index. They do not reflect any fees, expenses or sales changes.

All investments involve risks, including possible loss of principal.

Franklin Templeton Distributors, Inc.

FRANKLIN TEMPLETON
INVESTMENTS

Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906
franklintempleton.com

© 2016 Franklin Templeton Investments. All rights reserved.

FROM:	Franklin Advisers, Inc.
Franklin Templeton Fund Information: (800) 342-5236

FOR IMMEDIATE RELEASE

TRUSTEES APPROVE MANAGED DISTRIBUTION PLAN AND TENDER OFFER FOR FRANKLIN LIMITED DURATION INCOME TRUST

San Mateo, CA, October 17, 2016 — Franklin Limited Duration Income Trust [NYSE MKT:FTF], a closed-end investment company managed by Franklin Advisers, Inc., announced today that its Board has approved the adoption of a managed distribution plan whereby the Fund will, beginning in January of 2017, make monthly distributions to common shareholders at an annual minimum fixed rate of 10%, based on the average monthly net asset value (NAV) of the Fund's common shares. The Board has also authorized the Fund to conduct a tender offer, no later than the first quarter of 2017, to purchase for cash up to 15% of the Fund's issued and outstanding common shares, at 98% of the Fund's NAV per share. Management and the Board continue to be very focused on the Fund's discount and are committed to pursuing options that benefit all shareholders in the long-run.

Modification of the Discount Narrowing Program, including Continuation of the Share Repurchase Program

The Board will continue the open-market share repurchase program previously announced on April 20, 2016, authorizing the Fund to purchase, from time to time, up to 10% of the Fund's common shares in open-market transactions, at the discretion of management. In light of the tender offer, the Board is suspending the discount measurement period it announced on April 20, 2016. Consistent with the policy expressed by the Board in its announcement on April 20, 2016, however, the Board will continue to actively monitor the Fund's discount and evaluate strategies in the context of market conditions, and expects to take strong measures as needed, which may include one or more of the following actions: (1) authorizing additional tender offers for a portion of the Fund's outstanding shares; or (2) submitting to shareholders a proposal to reorganize the Fund with either an open-end or closed-end investment company; or (3) submitting to shareholders a proposal to convert the Fund to an open-end investment company.

Managed Distribution Plan

The primary purpose of the managed distribution plan is to provide shareholders with a constant, but not guaranteed, fixed minimum rate of distribution each month. The plan is intended to narrow the discount between the market price and the NAV of the Fund's common shares, but there is no assurance that the plan will be successful in doing so.

Under the managed distribution plan, to the extent that sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution level. No conclusions should be drawn about the Fund's investment performance from the amount of the Fund's distributions or from the terms of the Fund's managed distribution plan. The Board may amend the terms of the plan or terminate the plan at any time without prior notice to the Fund's shareholders. The amendment or termination of the plan could have an adverse effect on the market price of the Fund's common shares. The plan will be subject to periodic review by the Board, including a yearly review of the annual minimum fixed rate to determine if an adjustment should be made.

With each distribution that does not consist solely of net investment income, the Fund will issue a notice to shareholders and an accompanying press release that will provide detailed information regarding the amount and composition of the distribution and other related information. The amounts and sources of distributions reported in the notice to shareholders are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during its full fiscal year and may be subject to changes based on tax regulations. The Fund will send shareholders a Form 1099-DIV for the calendar year that will tell them how to report these distributions for federal income tax purposes.

The Fund may at times distribute more than its net investment income and net realized capital gains; therefore, a portion of the distribution may result in a return of capital. A return of capital occurs when some or all of the money that shareholders invested in the Fund is paid back to them. A return of capital does not necessarily reflect the Fund's investment performance and should not be confused with 'yield' or 'income'. Any such returns of capital will decrease the Fund's total assets and, therefore, could have the effect of increasing the Fund's expense ratio. In addition, in order to make the level of distributions called for under its plan, the Fund may have to sell portfolio securities at a less than opportune time.

The Fund may apply to the U.S. Securities and Exchange Commission (the "SEC") for an exemptive order allowing it to make multiple capital gains distributions over the course of the year, which, if implemented, could decrease the amount of return of capital included in the Fund's distribution. There is no guarantee that the SEC will grant the order, or that the Fund will immediately implement the order if granted.

Other Information

To request a copy of the Fund's current Report to Shareholders, contact Franklin Templeton's Fund Information Department at 1-800/DIAL BEN® (1-800-342-5236) or by visiting franklintempleton.com. All investments involve risks, including possible loss of principal. Interest rate movements and mortgage prepayments will affect the Fund's share price and yield. Bond prices generally move in the opposite direction of interest rates. As the prices of bonds in the Fund adjust to a rise in interest rates, the Fund's share price may decline. Investments in lower-rated bonds include higher risk of default and loss of principal. The Fund is actively managed but there is no guarantee that the manager's investment decisions will produce the desired results. For portfolio management discussions, including information regarding the Fund's investment strategies, please view the most recent Annual or Semi-Annual Report to Shareholders which can be found at franklintempleton.com or sec.gov.

Unlike open-end funds (mutual funds), closed-end funds are not continuously offered. Closed-end funds trade on the secondary market through a national stock exchange at a price which may be above (a premium), but is often below (a discount) the net asset value (NAV) of the fund's portfolio, including during periods in which a fund's managed distribution is in effect. Unlike a mutual fund, the market price for a closed-end fund is based on supply and demand, not the fund's NAV.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management to retail, institutional and sovereign wealth clients in over
180 countries. Through specialized teams, the company has expertise across all asset classes — including equity, fixed income, alternative and custom solutions. The company's more than 600 investment professionals are supported by its integrated, worldwide team of risk management professionals and global trading desk network. With offices in 35 countries, the California-based company has more than 65 years of investment experience and over $730 billion in assets under management as of September 30, 2016. For more information, please visit franklintempleton.com.

# # #